UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2011

FLEXTRONICS INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Changi South Lane, Singapore (Address of principal executive offices)	486123 (Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 19, 2011, Flextronics International Ltd. (the “Company”) and certain of its subsidiaries, as borrowers, entered into a new $2.0 billion credit facility (the “New Credit Facility”) with Bank of America, N.A., as Administrative Agent and Swing Line Lender, Citibank, N.A., as Syndication Agent, Bank of America, N.A. and Union Bank of California, N.A., as L/C Issuers, BNP Paribas, HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A., The Royal Bank of Scotland, and The Bank of Nova Scotia, as Co-Documentation Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets, Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, RBS Securities Inc., and The Bank of Nova Scotia, as Joint Lead Arrangers and Joint Book Managers, and the other Lenders party thereto. The New Credit Facility consists of (i) a $1.5 billion revolving credit facility with a sublimit of $300 million available for swing line loans and a sublimit of $150 million available for the issuance of letters of credit and (ii) a $500 million term loan facility.   On the same date, the Company borrowed under the term loan facility to repay $480 million of outstanding loans under the Company’s 2007 term loan facility, which were otherwise due to mature on October 1, 2012. The New Credit Facility, which replaces the Company’s existing $2.0 billion credit facility, matures on October 19, 2016. The New Credit Facility permits the Company, at its option, to add one or more incremental term loan facilities and/or increase the revolving commitments in an aggregate amount not to exceed $500 million. Any incremental term loan facility or increase in revolving commitments would be on terms to be agreed among the Company, the Administrative Agent, and the lenders who agree to participate in the facility.

Borrowings under the New Credit Facility bear interest, at the Company’s option, either at (i) the greatest of (a) the Administrative Agent’s prime rate in effect on such day, (b) the federal funds effective rate in effect on such day, plus 0.50% and (c) the LIBOR (the London Interbank Offered Rate) rate that would be calculated as of such day in respect of a proposed LIBOR loan with a one-month interest period, plus 1.0%; plus, in the case of each of clauses (a) through (c), an applicable margin ranging from 0.25% to 1.25%, based on the Company’s credit ratings (as determined by Standard & Poor’s Rating Services and Moody’s Investor Service) or (ii) LIBOR plus the applicable margin for LIBOR loans ranging between 1.25% and 2.25%, based on the Company’s credit ratings. The Company is required to pay a quarterly commitment fee on the unutilized portion of the revolving credit commitments under the New Credit Facility ranging from 0.20% to 0.45% per annum, based on the Company’s credit ratings. The Company is also required to pay letter of credit usage fees ranging between 1.25% and 2.25% per annum (based on the Company’s credit ratings) on the amount of the daily average outstanding letters of credit and a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each letter of credit.

The New Credit Facility is unsecured, and contains customary restrictions on the ability of the Company and its subsidiaries to (i) incur certain debt, (ii) make certain investments, (iii) make certain acquisitions of other entities, (iv) incur liens, (v) dispose of assets, (vi) make non-cash distributions to shareholders, and (vii) engage in transactions with affiliates. These covenants are subject to a number of significant exceptions and limitations. The New Credit Facility also requires that the Company maintain a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation and amortization), and a minimum interest coverage ratio, as defined, during the term of the New

Credit Facility. Borrowings under the New Credit Facility are guaranteed by the Company and certain of its subsidiaries.

The foregoing description of the New Credit Facility is not complete and is qualified in its entirety by reference to the full terms and conditions of the Credit Agreement, which is filed as Exhibit 10.1 to this Report on Form 8-K.

Some of the lenders under the New Credit Facility and/or their affiliates have from time to time performed and may in the future perform various commercial banking, investment banking and other financial advisory services for the Company and/or its subsidiaries in the ordinary course of business, for which they received or will receive customary fees and commissions.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit

10.1

Credit Agreement, dated as of October 19, 2011, among Flextronics International Ltd. and certain of its subsidiaries, as borrowers, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the other Lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date: October 21, 2011	By:	/s/ Paul Read
Name: Paul Read
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Credit Agreement, dated as of October 19, 2011, among Flextronics International Ltd. and certain of its subsidiaries, as borrowers, Bank of America, N.A., as Administrative Agent and Swing Line Lender, and the other Lenders party thereto